Exhibit 3.4
CERTIFICATE OF DESIGNATION
THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, ASSIGNED, HYPOTHECATED, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION THEREUNDER UNLESS THE CORPORATION HAS RECEIVED THE WRITTEN OPINION OF COUNSEL SATISFACTORY TO IT THAT SUCH SALE, ASSIGNMENT OR TRANSFER DOES NOT INVOLVE A TRANSACTION REQUIRING REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
CERTIFICATE OF DESIGNATION, NUMBER, VOTING POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS, AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF, OF THE SERIES OF PREFERRED STOCK TO BE DESIGNATED:
SERIES A CONVERTIBLE NON-VOTING PREFERRED STOCK
Par Value $.0001 Per Share
OF
EQUITY MEDIA HOLDINGS CORPORATION
____________________
Pursuant to Section 151 of the
General Corporation Law
of the State of Delaware
____________________
     I, Richard C. Rochon, being the Vice Chairman of Equity Media Holdings Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DO HEREBY CERTIFY that, pursuant to authority conferred upon the Board of Directors (the “Board of Directors”) by the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors, in an action by written consent dated April 7, 2006, adopted the following resolutions providing for the issuance of a series of the Corporation’s preferred stock:
     WHEREAS, at the time of the filing of this certificate that the name of the corporation shall be changed from Coconut Palm Acquisition Corp. to Equity Media Holdings Corporation; and
     WHEREAS, the Certificate of Incorporation authorizes the issuance of 2,050,519 shares of preferred stock of the Corporation, par value of $.0001 per share, and expressly vests in the Board of Directors the authority provided therein to fix by resolution or resolutions the designation, number, preferences and relative, participating, optional and other special rights and the qualifications, limitations, restrictions and other distinguishing characteristics of each series of preferred stock to be issued.
     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors, pursuant to the authority expressly vested in it as aforesaid, has adopted, authorized and approved the creation of a series of preferred stock of the Corporation, to be designated as Series A Convertible Non-Voting Preferred Stock (the “Series A Preferred Stock”) and to consist of 2,050,519 shares of such Preferred Stock, which will have relative rights, preferences and limitations as follows:
     Section 1. Rank.
          (a) All shares of Series A Preferred Stock, as to dividends, redemption and distribution of assets upon liquidation, dissolution or winding-up of the Corporation (including a Change in Control pursuant to Section 4 hereof), whether voluntary or involuntary, shall rank senior to all of the Corporation’s existing or hereafter issued common stock, par value $.0001 per share (the “Common Stock”), or any other common stock of any class of the Corporation and junior to all other series of preferred stock hereafter authorized by the Corporation, except as may otherwise be provided in Section 5(e) of this Certificate of Designation or in the Certificate of Designation for such other series. The term “Common Stock” shall mean the Common Stock of the Corporation as the same exists at the date hereof or as such stock may be constituted from time to time.
     Section 2. Dividends.
          (a) Each share of Series A Preferred Stock shall accrue cumulative annual dividends calculated at an annual rate of seven percent (7%) of the Original Issue Price (as adjusted for any stock dividends, combinations or splits with respect to such shares) compounded semi-annually. Dividends on the Series A Preferred Stock will begin to accrue on the Issue Date.
          (b) Dividends on the Series A Preferred Stock shall accrue and compound whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall not accrue on any shares of Series A Preferred Stock that have been converted pursuant to the terms of Section 3 below.
          (c) If dividends are paid on any share of Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series A Preferred Stock in an amount per share (on an as-if-converted to Common Stock basis) equal to the amount paid or set aside for each share of Common Stock.
     Section 3. Conversion.
          (a) Optional Conversion. Beginning on the Issue Date, the holder of a share of the outstanding Series A Preferred Stock of the Corporation shall have the right to surrender the certificate evidencing such share and receive, in lieu and in conversion thereof, a certificate evidencing the number of shares of Common Stock of the Corporation equal to the Conversion Rate in effect upon the Optional Conversion Effective Date (as defined below), subject to adjustment as provided in Section 3(d) hereof. The number of shares of Common Stock issuable at any time pursuant to this Section 3(a), giving effect to the latest prior adjustment pursuant to Section 3(d), if any, in exchange for one share of the Series A Preferred Stock shall be hereinafter referred to as the “Conversion Rate” and the Conversion Rate shall initially be one (1.0). Fractional shares of Series A Preferred Stock shall be converted on a proportionate basis, subject to Section 3(f).

          (b) Optional Conversion Procedure. In order to convert shares of the Series A Preferred Stock into shares of Common Stock pursuant to the right of conversion set forth in Section 3(a) hereof, the holder thereof shall surrender, during regular business hours, the certificate or certificates representing such shares, duly endorsed to the Corporation or in blank (or the unendorsed certificate together with an appropriate stock power executed in blank), at the principal office of the Corporation or at such other place as the Corporation shall designate, and shall give written notice to the Corporation that such holder elects to convert the same, stating in such notice the name or names (and address or addresses) in which such holder wishes the certificate or certificates representing shares of such Common Stock to be issued. The Corporation shall, within ten (10) business days, deliver at said office or other place to such holder, or to such holder’s nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash to which such holder shall be entitled in lieu of fractional shares and any dividends to which such holder shall be entitled in accordance with the terms of Section 3(g) below. Shares of the Series A Preferred Stock to be so converted shall be deemed to have been converted and canceled as of the date of the surrender of such shares for conversion as provided above (the “Optional Conversion Effective Date”) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Optional Conversion Effective Date, but the Conversion Rate shall be that in effect on the Optional Conversion Effective Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of the Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to, the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to the rights of the shares of the Series A Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.
          (c) Conversion Charges and Taxes. The issuance of certificates for shares of Common Stock upon the conversion of shares of the Series A Preferred Stock shall be made without charge to the converting stockholder for any original issue or transfer tax in respect of the issuance of such certificates and any such tax shall be paid by the Corporation.
          (d) Adjustments to the Conversion Rate. The Conversion Rate shall be subject to the following adjustments:
               (i) Dividends. If the Corporation shall declare and pay to the holders of Common Stock a dividend or other distribution payable in shares of Common Stock, the holders of the Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive after the declaration and payment of such dividend or other distribution if such shares of the Series A Preferred Stock had been converted immediately prior to the record date for the determination of stockholders entitled to receive such dividend or other distribution.
               (ii) Divisions, Combinations or Reclassifications. If the Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, or combine the outstanding shares of Common Stock into a lesser number of shares, or issue by reclassification of its shares of Common Stock into a lesser number of shares, or issue by reclassification of its shares of Common Stock any shares of the Corporation, the Conversion Rate in effect immediately prior thereto shall be adequately and lawfully adjusted so that the holders of the Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock which such holder would have owned or been entitled to receive after the happening of any and each of the events described above if such shares of the Series A Preferred Stock had been converted immediately prior to the happening of each such event on the day upon which such subdivision, combination or reclassification, as the case may be, becomes effective.
               (iii) Certain Issuances of Common Stock. If the Corporation shall issue or sell any Additional Shares of Common Stock for a consideration per share less than the Conversion Price, then the Conversion Rate shall be adjusted to the number determined by multiplying the Conversion Rate in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance or sale of such Additional Shares of Common Stock plus the number of such Additional Shares of Common Stock so issued or sold, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance or sale of such Additional Shares of Common Stock plus the number of shares of Common Stock which the aggregate consideration for such Additional Shares of Common Stock so issued or sold would purchase at a consideration per share equal to the Conversion Price. For the purposes of this Section 3(d)(iii), the date as of which the Conversion Price shall be computed shall be the earlier of (A) the date on which the Corporation shall enter into a firm contract for the issuance or sale of such Additional Shares of Common Stock, or (B) the date of the actual issuance or sale of such shares.
               (iv) Issuance of Warrants, Options or Other Purchase Rights. If the Corporation shall issue, grant or sell (whether directly or by assumption in a merger or otherwise) any warrants, options or other rights entitling the holders thereof to subscribe for or purchase (such warrants, options or other rights being collectively referred to herein as the “Purchase Rights”) either (A) any Additional Shares of Common Stock, or (B) any evidences of indebtedness, shares of stock or other securities which are, with or without payment of additional consideration in case or property, convertible into or exchangeable for Additional Shares of Common Stock (such convertible or exchangeable evidences of indebtedness, shares of stock or other securities hereinafter being called the “Convertible Securities”), and the minimum consideration per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to such Purchase Rights (when added to the consideration per share of Common Stock, if any, received or receivable for such Purchase Rights), shall be less than the Conversion Price in effect immediately prior to the issuance or sale thereof, then the Conversion Rate shall be adjusted as provided in Section 3(d)(iii) on the basis that (A) the maximum number of Additional Shares of Common Stock issuable pursuant to all such Purchase Rights, shall be deemed to have been issued, and (C) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Corporation for the issuance of such Additional Shares of Common Stock pursuant to such Purchase Rights (plus the consideration, if any, received or receivable by the Corporation for such Purchase Rights).

               (v) Issuance of Convertible Securities. If the Corporation shall issue (whether directly or by assumption in a merger or otherwise) or sell Convertible Securities and the consideration per share for which Additional Shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities (determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Conversion Price in effect immediately prior to the time of such issuance or sale, then the Conversion Rate shall be adjusted as provided in Section 3(d)(iii) on the basis that (1) the maximum number of Additional Shares of Common Stock issuable pursuant to the conversion or exchange of all such Convertible Securities shall be deemed to have been issued, and (2) the aggregate consideration for such maximum number of Additional Shares of Common Stock shall be deemed to be the minimum consideration received and receivable by the Corporation for the issuance of such Additional Shares of Common Stock pursuant to the terms of such Convertible Securities. No adjustment of the Conversion Rate shall be made under this Section 3(d)(v) upon the issuance of any Convertible Securities which are issued pursuant to the exercise of any Purchase Rights or other subscription or purchase rights therefor, if such adjustment shall previously have been made upon the issuance of such Purchase Rights pursuant to Section 3(d)(iv).
               (vi) Date of Adjustment. For the purposes of Sections 3(d)(iv) and 3(d)(v), the date which the Conversion Price shall be determined shall be the earlier of (A) the date on which the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive any Purchase Rights referred to in Section 3(d)(iv) or to receive any Convertible Securities referred to in Section 3(d)(v), (B) the date on which the Corporation shall enter into a firm contract for the issuance of such Purchase Rights or Convertible Securities, or (C) the date of the actual issuance of such Purchase Rights or Convertible Securities.
               (vii) Limitation on Readjustments for Purchase Rights or Convertible Securities. No adjustment of the Conversion Rate shall be made under Section 3(d)(iii) upon the issuance of any Additional Shares of Common Stock which are issued pursuant to the exercise of any Purchase Rights, or pursuant to the exercise or conversion of any Convertible Securities, if such adjustment shall previously have been made upon the issuance of such Purchase Rights, or such Convertible Securities, pursuant to Section 3(d)(iv) or 3(d)(v).
               (viii) Termination of Purchase Rights or Convertible Securities. If any unexercised Purchase Rights or Convertible Securities (or any portions thereof) which shall have give rise to an adjustment pursuant to Section 3(d)(iv), or conversion rights pursuant to Convertible Securities which shall have given rise to an adjustment pursuant to Section 3(d)(v), shall have expired or terminated without the exercise thereof and/or if by reason of the terms of such Purchase Rights or Convertible Securities there shall have been an increase or increases, with the passage of time or otherwise, in the price payable upon the exercise or conversion thereof, then the Conversion Rate shall be readjusted (but to no greater extent than originally adjusted) on the basis of (A) eliminating from the computation any Additional Shares of Common Stock corresponding to such Purchase Rights or to such Convertible Securities as shall have expired or terminated, (B) treating the Additional Shares of Common Stock, if any, actually issued or issuable pursuant to the previous exercise of such Purchase Rights, or pursuant to the previous conversion of any such Convertible Securities, as having been issued for the consideration actually received and receivable therefor, and (C) treating any of such Purchase Rights or Convertible Securities which remain outstanding as being subject to exercise or conversion on the basis of such exercise or conversion price as shall be in effect at the time; provided, however, that any consideration which was actually received by the Corporation in connection with the issuance or sale of such Purchase Rights or of such Convertible Securities shall form part of the readjustment computation even though such Purchase Rights or Convertible Securities shall have expired without the exercise thereof.
               (ix) Adjustments Due to Changes in Purchase Rights or Convertible Securities. The Conversion Rate shall be adjusted as provided in Section 3(d)(iii) as a result of any increase in the number of Additional Shares of Common Stock issuable, or any decrease in the consideration payable upon any issuance of Additional Shares of Common Stock, pursuant to any antidilution provisions contained in any Purchase Rights or in any Convertible Securities.
               (x) Determination of Fair Value of Consideration Received. To the extent that any Additional Shares of Common Stock, any Purchase Rights, or any Convertible Securities shall be issued for a cash consideration, the consideration received by the Corporation therefor shall be deemed to be the amount of the cash received by the Corporation therefor, provided that, if such Additional Shares of Common Stock, Purchase Rights or Convertible Securities are offered by the Corporation for subscription, the consideration received by the Corporation therefor shall be deemed to be the amount of the subscription price, and, further provided that, if such Additional Shares of Common Stock, Purchase Rights or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the consideration received by the Corporation therefor shall be deemed to be the amount of the initial public offering price, in any such case excluding any amounts paid or receivable for accrued interest or accrued dividends and without deduction of any compensation, discounts or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issuance thereof. If and to the extent that any such issuance shall be for a consideration other than cash, or other than in connection with a subscription or a public offering, the consideration received by the Corporation therefor shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Board of Directors. If Additional Shares of Common Stock shall be issued as part of a unit with Purchase Rights or other Convertible Securities, then the amount of consideration allocated for the Purchase Rights or Convertible Securities shall be deemed to be the portion of the aggregate consideration so allocated at the time of issuance by the Board of Directors. If the Board of Directors shall not make any such determination, the consideration for the Purchase Rights or Convertible Securities shall be deemed to be zero.
               (xi) Shares Held by the Corporation. For purposes of this Section 3(d), the number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation.
               (xii) Protection of Rights. If a state of facts shall occur which, without being specifically controlled by the provisions of this Section 3(d), would not fairly protect the conversion rights of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such conversion rights.
               (xiii) Materiality of Adjustment. Notwithstanding anything herein to the contrary, no adjustment to the Conversion Rate shall be required unless such adjustment, either by itself or with other adjustments not previously made, would require a change of at least one percent (1%) in the Conversion Rate; provided, however, that any adjustment which by reason of this Section 3(d)(xiii) is not required to be made shall be carried forward and taken into account in any subsequent adjustment.
               (xiv) Calculations. All calculations to the Conversion Rate under this Section 3(d) shall be made to the nearest one-thousandth (1/1000th) of a share.
               (xv) Certificate of Principal Financial Officer. Whenever the Conversion Rate shall be adjusted pursuant to this Section 3(d), the Corporation shall forthwith obtain, and cause to be delivered to each holder of the Series A Preferred Stock, a certificate signed by the principal financial or accounting officer of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors determined the fair value of any consideration other than cash pursuant to Section 3(d)(x)) and specifying the new Conversion Rate.
          (e) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion or exchange of all shares of the Series A Preferred Stock at the time outstanding. The Corporation shall at its expense expeditiously upon each such reservation of shares obtain the listing thereof (subject to issuance or notice of issuance) on all stock exchanges, if any, on which the Common Stock is then listed. The Corporation shall take at all times such corporate action as shall be necessary in order to ensure that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock upon the conversion of the Series A Preferred Stock in accordance with the provisions hereof.
          (f) Fractional Shares. No fractional shares of Common Stock or scrip representing fractional shares of Common Stock shall be issued to any holder upon any conversion of the Series A Preferred Stock but, in lieu thereof, after aggregating all fractional shares to which such holder would otherwise be entitled, there shall be paid to such holder an amount in cash equal to the product of (A) the fair market value of a share of Common Stock on the business day preceding the date of conversion, multiplied by (B) such aggregated fraction of a share of Common Stock.
          (g) Treatment of Accrued Dividends on Conversion. In connection with the conversion of each share of Series A Preferred Stock under Section 3(a), the holder thereof shall be entitled to receive, in exchange for all accrued dividends on each such share (the “Per Share

Accrued Dividend Amount”), at the option of the Corporation, either (A) an additional number of shares of Common Stock equal to the quotient obtained by dividing the Per Share Accrued Dividend Amount by the then effective Conversion Price, subject to Section 3(f), or (B) an amount in cash equal to the full Per Share Accrued Dividend Amount. The rights of a holder under this Section 3(g) shall be in addition to, and cumulative with, the rights of such holder under Section 3(a).
          (h) Savings Provision. In the event that any conversion of the Series A Preferred Stock pursuant to this Section 3 would cause a holder of the Series A Preferred Stock to become the Beneficial Owner of 5% or more of the then outstanding shares of Common Stock (when considering both the number of shares of Common Stock already Beneficially Owned by such holder and the number of shares of Common Stock which such holder would Beneficially Own following such conversion), then such holder shall, at its option, (A) proceed with such conversion notwithstanding the fact that such conversion will cause such holder to Beneficially Own 5% or more of the then outstanding shares of Common Stock, or (B) convert such number of shares of Preferred Stock that would cause the holder of the Series A Preferred Stock to become the Beneficial Owner of securities of the Corporation representing 4.99% of the then outstanding shares of Common Stock (or such lesser amount as such holder shall specify), in which case any shares of Series A Preferred Stock which are not converted shall remain issued and outstanding in the name of such holder under the terms of this Certificate.
     Section 4. Liquidation. In the event of a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and any preferential amounts payable with respect to stock of the Corporation ranking senior to the Series A Preferred Stock, the holders of the Series A Preferred Stock shall each be entitled to receive, prior to any distribution or payment to the holders of the Common Stock or any other Junior Stock, an amount per share of Series A Preferred Stock then outstanding equal to the sum of (A) the Original Issue Price plus (B) the Per Share Accrued Dividend Amount through the date of liquidation, dissolution or winding-up. A Change in Control shall be deemed to be a liquidation, dissolution or winding-up of the Corporation within the meaning of this Section. Upon receipt of all such amounts, the holders of the Series A Preferred Stock shall have no further rights to participate in the liquidation of the Corporation. In the event that the net assets of the Corporation distributable among the holders of all outstanding shares of the Series A Preferred Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled pursuant to this Section 4, then the entire net assets of the Corporation shall be distributed among the holders of the Series A Preferred Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. The per share liquidation preference to be paid to the holders of the Series A Preferred Stock hereunder shall be proportionately adjusted to reflect any stock splits, stock combinations or stock subdivisions with respect to the Series A Preferred Stock.
     Section 5. Redemption.
          (a) Notwithstanding anything to the contrary contained herein, at any time after the five-year anniversary of the Issue Date, (i) the Corporation may, at its election and upon written notice to the holders of the then outstanding Series A Preferred Stock (the “Redemption Election Notice”), redeem, in cash, in whole but not in part, all of the shares of the then outstanding Series A Preferred Stock on a date specified by the Corporation which date shall not be later than 3 months after the date of the Redemption Election Notice, and (ii) upon the election and written notice (the “Redemption Request Notice”) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, the Corporation shall redeem, in cash, in whole but not in part, all of the shares of the then outstanding Series A Preferred Stock on a date specified by the Corporation which date shall not be later than 3 months after the date of the Redemption Request Notice. The purchase price per share of Series A Preferred Stock (the “Redemption Price”) in connection with any such redemption shall equal the sum of (A) the Original Issue Price plus (B) the Per Share Accrued Dividend Amount through the date of redemption (as adjusted for any stock dividends, combinations or splits with respect to such shares). The Corporation will mail or cause to be delivered to each holder of the Preferred Stock a written notice of the Corporation’s election or obligation, as applicable, to redeem shares of Preferred Stock not less than thirty (30) days prior to the date set for the redemption. The notice will state: (1) the total number of shares of the Series A Preferred Stock then outstanding; (2) the number of shares of the Series A Preferred Stock held by the holder; (3) the aggregate purchase price for the shares of Series A Preferred Stock being redeemed from such holder; (4) the redemption date specified by the Corporation (the “Redemption Date”); and (5) that the holder is to surrender to the Corporation, at the office of the Corporation or the transfer agent for the Preferred Stock, the certificate or certificates representing the Preferred Stock to be redeemed. Such notice shall be accompanied by a representation by the Corporation to the effect that the consummation of the redemption will not render the Corporation insolvent or unable to pay its debts as they become due, as well as an opinion of counsel to the Corporation in form and substance reasonably satisfactory to the holders of the Series A Preferred Stock to the effect that the consummation of the redemption will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event that with the giving of notice or the lapse of time or both would constitute a default) under, or give rise to a right of termination, amendment, cancellation or acceleration of any right or obligation of the Corporation or any of its subsidiaries under, or require any consent, approval or authorization under (which consent, approval or authorization has not been obtained), any indenture, credit agreement or other material agreement to which the Corporation or any of the subsidiaries is a party or by which any of them are bound or to which any of their property is subject.
          (b) Three (3) days before the Redemption Date, the Corporation shall deposit the aggregate Redemption Price for all of the shares of Series A Preferred Stock to be redeemed with a bank, trust company or savings association having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares surrendered for redemption. Simultaneously, the Corporation shall deposit irrevocable instructions and authority to such bank or trust company to pay, on and after each applicable Redemption Date, the Redemption Price of the Series A Preferred Stock to the holders thereof upon surrender of their certificates. Such deposit shall constitute full payment for the outstanding Series A Preferred Stock to the holders thereof. The balance of any monies deposited by the Corporation pursuant to this Section remaining unclaimed at the expiration of one year following the Redemption Date shall thereafter be returned to the Corporation, provided that the shareholder to which such monies would be payable hereunder shall be entitled, upon proof of its ownership of the Series A Preferred Stock and payment of any bond requested by the Corporation, to receive such monies but without interest from the Redemption Date.

          (c) If the funds of the Corporation legally available for redemption of shares of Series A Preferred Stock on the Redemption Date are insufficient to redeem the total number of such shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares proportionately based upon the respective Redemption Prices among the holders of Series A Preferred Stock to be redeemed as of the Redemption Date. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on the Redemption Date but which it has not redeemed in accordance with the foregoing provisions.
          (d) From and after the Redemption Date, unless there shall have been a default in payment of any Redemption Price, all rights of the holders as to the shares of Series A Preferred Stock to be redeemed on such date (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. However, prior to the Redemption Date, the holders thereof shall be entitled to all the rights and preferences provided herein with respect to such shares (including, but not limited to, the rights of conversion).
          (e) The Corporation shall not authorize or issue any other class or series of capital stock that would prohibit the exercise by the holders of the Series A Preferred Stock of their rights set forth in this Section 5. Upon the exercise by either the Corporation or the holders of the Series A Preferred Stock of the redemption rights set forth in Section 5(a)(i) or 5(a)(ii), the Corporation shall not, until such redemption is completed in full, redeem, repurchase, or otherwise acquire, or declare, pay, or set aside any dividend on, any capital stock of the Corporation (other than the repurchase of shares of Common Stock from employees pursuant to agreements under which the Corporation has the option to repurchase such shares at the termination of employment) to the extent that any of the foregoing would prohibit, impair or otherwise adversely affect the payment of the aggregate Redemption Price in full at the Redemption Date.
     Section 6. Voting Rights. Except as may be otherwise required by applicable law or as otherwise expressly provided in this Certificate, the holders of the Series A Preferred Stock shall not have any voting rights, including, but not limited to, with respect to the creation or issuance of any class or series of preferred stock ranking senior to or pari passu with the Series A Preferred Stock.
     Section 7. No Preemptive Rights. The holders of the Series A Preferred Stock shall not have any preemptive or preferential right of subscription to any shares of any class of the Corporation, whether now or hereafter authorized, or to any obligations convertible into shares of the Corporation, issued or sold, nor any right of subscription to any thereof other than such right, if any, and at such price as the Board of Directors, it its discretion may determine from time to time, and the Board of Directors may issue shares of the Corporation or obligations convertible into shares without offering such issue either in whole or in part to the holders of the Series A Preferred Stock.

     Section 8. Amendments. So long as any shares of the Series A Preferred Stock are outstanding, the Corporation shall not amend, alter or repeal any provision of this Certificate of Designation in a manner that materially adversely affects the holders of the Series A Preferred Stock without the consent of the holders of at least a majority of the total number of outstanding shares of the Series A Preferred Stock, given in person or by proxy, by vote at a meeting called for that purpose or by means of a consent in writing in accordance with applicable Delaware law.
     Section 9. Exclusion of Other Rights. Except as may otherwise be required by applicable law, the shares of Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this Certificate of Designation and in the Certificate of Incorporation.
     Section 10. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
     Section 11. Definitions. For the purposes of this Certificate of Designation, the following terms shall have the definitions given to them in this Section 11:
     “Additional Shares of Common Stock” shall mean all shares of Common Stock or preferred stock issued by the Corporation on or after March ___, 2007, except (a) Common Stock which may be issued pursuant to conversion of any series of the Corporation’s preferred stock, including the Series A Preferred Stock, (b) Common Stock which may be issued to employees, consultants, agents, directors and officers of the Corporation or of wholly-owned Subsidiaries of the Corporation pursuant to (i) one or more Purchase Rights granted by the Corporation, or (ii) any compensation plan approved by the Board of Directors or approved by the holders of at least a majority of the issued and outstanding capital stock of the Corporation eligible to vote upon such compensation plan, (c) Common Stock issued in stock dividends, stock splits or recapitalizations permitted under this Certificate of Designation, (d) Common Stock issued to sellers of acquired companies or businesses pursuant to arrangements approved by the Board of Directors, (e) Common Stock which may be issued to a bank or banks in connection with financing received therefrom, and (f) shares of Common Stock now or hereafter held in the treasury of the Corporation.
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and under the Exchange Act. The terms “Beneficially Own” and “Beneficially Owned” shall have a corresponding meaning.
     “Change in Control” means: (i) any Person or group of Persons (other than the Corporation, an Existing Control Person, any trustee or other fiduciary holding securities under any employee benefit plan of the Corporation, or any company owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the Corporation’s then outstanding securities; (ii) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation; (iii) the Corporation consummates (A) an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets except pursuant to a merger, consolidation or similar transaction involving the Corporation and a successor (said merger, consolidation or similar transaction shall be tested only pursuant to clause (ii) above), or (B) a plan of complete liquidation of the Corporation; or (iv) a majority of the members of the Board of Directors are not Continuing Directors.
     “Continuing Directors” means any member of the Board of Directors who: (i) was a member of the Board of Directors as of the date of this Certificate of Designation; or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.
     “Conversion Price” shall mean at any applicable date the amount equal to the quotient resulting from dividing the Original Issue Price by the Conversion Rate in effect on such date.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Existing Control Person” means RPCP Investments, LLLP, unless and until there is a change in control of RPCP Investments, LLLP, after which such entity shall no longer be deemed to be an Existing Control Person.
     “Issue Date” means the date that the shares of Series A Preferred Stock are first issued by the Corporation.
     “Junior Stock” shall mean any capital stock in respect of which the Series A Preferred Stock has a preference upon dividends, redemption or any liquidation, dissolution or winding-up (including a Change in Control pursuant to Section 4 hereof), whether voluntary or involuntary, of the affairs of the Corporation.
     “Original Issue Price” shall mean $5.13 per share of Series A Preferred Stock.
     “Person” shall mean any individual, corporation, partnership, joint venture, joint stock company, trust, unincorporated organization, entity or government, or any agency or political subdivision thereof.

     “Subsidiary” shall mean any corporation of which the outstanding stock having at least a majority in voting power in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by the Corporation, or by the Corporation and one or more Subsidiaries, or by one or more Subsidiaries.
[SIGNATURE APPEARS ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Corporation has made under the hand of its Vice Chairman who has executed and subscribed this Certificate of Designation, this 30th day of March, 2007.

EQUITY MEDIA HOLDINGS CORPORATION
By:	/s/ Richard C. Rochon
	Name:	Richard C. Rochon
	Title:	Vice Chairman